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Exhibit 99.8

June 12, 2002

Special Value Absolute Return Fund, LLC
11100 Santa Monica Boulevard, Suite 210
Los Angeles, CA  90025

Dear Sirs:

     This letter will confirm the terms pursuant to which Special Value Absolute Return Fund, LLC (the "Purchaser") will purchase from Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs will sell to the Purchaser, the shares of common stock, par value $.01 per share (the "Shares"), of Party City Corporation, a Delaware corporation (the "Company"), to be issued upon the net exercise by Goldman Sachs of a warrant (No. W-3, the "Warrant") issued by the Company to purchase 2,867,000 shares of the Company's common stock.

     The closing of the purchase and sale of the Shares shall occur on the business day after the funding of the Purchaser (which funding Purchaser currently expects to occur on or about June 12, 2002) or as soon thereafter as practicable. Purchaser shall give written notice to Goldman Sachs on the business day of the funding of the Purchaser, which shall serve as an irrevocable instruction to Goldman Sachs to take the action specified in paragraph 2 below on the closing date. In order to effect the purchase and sale of the Shares, Purchaser and Goldman Sachs agree to take the following actions on the closing date:

     1. Purchaser and Goldman Sachs shall confirm with the Company the exact number of Shares to be issued upon exercise of the Warrant in full on a net exercise basis pursuant to Section 1.2 of the Warrant.

     2. Goldman Sachs shall exercise the Warrant in full on a net exercise basis by surrender of the Warrant to the Company, together with a completed Notice of Exercise in the form attached as Exhibit A hereto, pursuant to which the Shares issuable upon net exercise of the Warrant will be issued in the name of, and delivered by the Company to, the Purchaser.

     3. Purchaser shall effect a wire transfer of immediately available funds to an account designated by Goldman Sachs concurrent with the delivery by Goldman Sachs of the Warrant to the Company as specified in paragraph 2 above in the amount of the aggregate purchase price of the Shares at a purchase price per Share of $13.25.

     4. Goldman Sachs shall execute (and cause Goldman Sachs Credit Partners, L.P. to execute) and deliver to Purchaser the Waiver and Consent in the form attached as Exhibit B hereto.

     The sale of the Shares shall also represent and effect the assignment by Goldman Sachs to Purchaser of the registration rights and all other rights with respect to the Shares set forth in that certain Investor Rights Agreement dated August 16, 1999, as amended, by and among the Company and the investors named therein.

     Purchaser and Goldman Sachs shall also take all other appropriate action and execute all documents, instruments or conveyances of any kind, which may be reasonably necessary or advisable to effectuate the purchase and sale of the Shares, provided that after the closing the Purchaser and Goldman Sachs shall not be required to incur any out of pocket expenses in connection therewith.

     By agreeing to purchase the Shares and by purchasing the Shares, Purchaser represents and warrants to, and agrees with, Goldman Sachs and its affiliates that:

     1. The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, (the "Securities Act") and has full power and authority to make the representations, warranties and agreements in this letter.



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     2. The Purchaser is acquiring the Shares for investment purposes and not with a view to any distribution of the Shares in violation of the Securities
Act.

     3. The Purchaser is aware, and has been advised, that (a) the sale of the Shares to the Purchaser is being made in a transaction not involving a public offering of securities in the United States and (b) the Shares will be "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act; and (c) that the Shares contain the following legend: THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE ENCUMBERED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS, IN EACH CASE, VALIDLY EXEMPT THEREFROM, OR PURSUANT TO AN OPINION OF COUNSEL OR A NO-ACTION LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION, IN EACH CASE, SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED.

     4. The Purchaser understands that no offering circular or prospectus will be prepared in connection with the offer and sale of the Shares and that Goldman Sachs has not provided, and will not provide, the Purchaser with any other information regarding the Shares or the Company; the Purchaser has not requested Goldman Sachs to provide it with any such information.

     5. In making its decision to purchase the Shares, the Purchaser:

          (a) has made its own independent, investment decision regarding the Shares based on its own knowledge (and information it may have or which is publicly available) with respect to the Shares and the Company;

          (b) has had access to such information as it deems necessary or appropriate in connection with its purchase of the Shares; and

          (c) has sufficient knowledge and experience in financial and business matters, and expertise in assessing credit, market and all other relevant risk, that it is capable of evaluating, and has evaluated, independently the merits, risks and suitability of purchasing the Shares.

     6. The Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws and may not be offered, sold, pledged or otherwise transferred unless registered pursuant to, or in a transaction that is exempt from, the Securities Act and any applicable securities laws of any state of the United States.

     7. The Purchaser understands that Goldman Sachs does not make any representation as to the availability of Rule 144 or any other exemption under the Securities Act for the reoffer, resale, pledge or other transfer of the Shares.

     8. The Purchaser understands that, for so long as the Shares remain "restricted securities" within the meaning of Rule 144 under the Securities Act, the Shares may not be deposited in any unrestricted depositary facility for the Shares.

     9. The Purchaser understands that by its purchase or holding of the Shares the Purchaser is assuming and is capable of bearing the risk of loss that may occur with respect to the Shares, including the possibility that the Purchaser may lose all or a substantial portion of its investment in the Shares, and the Purchaser will not look to Goldman Sachs for all or part of any such loss or losses it may suffer.

     10. The Purchaser represents that two of its affiliates are members of the Board of Directors of the Company and that, in such capacity, such affiliates from time to time may or may not possess or receive non-public information that is material or price-sensitive in relation to the Company or its securities. The Purchaser further represents that it is not in possession of material non-public information with respect to the Company except insofar as such information has otherwise been made available to the Board of Directors of the Company.



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     11. Purchaser agrees to indemnify and hold Goldman Sachs harmless from any loss, claim, damage or liability arising out of or relating to its breach of or inaccuracy in any of the foregoing representations, warranties, or agreements of Purchaser.

     By agreeing to sell the Shares and by selling the Shares, Goldman Sachs represents and warrants to, and agrees with, the Purchaser and its affiliates that:

     1. The Warrant is owned by Goldman Sachs of record and beneficially, free and clear of all claims, liens or encumbrances of any nature whatsoever, and upon issuance upon exercise of the Warrant, the Shares will be free and clear of all claims, liens or encumbrances of any nature whatsoever arising out of the actions of Goldman Sachs.

     2. Goldman Sachs agrees to indemnify and hold Purchaser harmless from any loss, claim, damage or liability arising out of or relating to its breach or inaccuracy in any of the foregoing representations, warranties or agreements of Goldman Sachs.

Yours truly

Goldman, Sachs & Co.

By:               /s/ Stephen Golden
                  -----------------------------------
                  Name:  Stephen Golden
                  Title: Authorized Signatory


Accepted and agreed
Special Value Absolute Return Fund, LLC

By:               SVAR/MM, LLC
                  its Managing Member

                  By: Special Value Investment Management, LLC, its Managing Member

                  By:/s/ Michael E. Tennenbaum
                     -----------------------------------------------
                         Michael E. Tennenbaum, its Managing Member

Date:  June 12, 2002